Free Writing Prospectus (To the Preliminary Prospectus Supplement dated March 25, 2013)	Filed pursuant to Rule 433 Registration Statement No. 333-177777

Assurant, Inc.

$700,000,000

$350,000,000 2.50% SENIOR NOTES DUE 2018

$350,000,000 4.00% SENIOR NOTES DUE 2023

Issuer:	Assurant, Inc.

Expected Ratings/Outlook*:	Baa2 (Stable) (Moody’s) / BBB (Positive Counterparty Credit rating) (S&P)

Securities:	2.50% Senior Notes due 2018 (the “2018 Notes”); and 4.00% Senior Notes due 2023 (the “2023 Notes”)

Format:	SEC Registered

Trade Date:	March 25, 2013

Settlement Date:	March 28, 2013 (T+3)

Maturity Dates:	March 15, 2018 for the 2018 Notes; and March 15, 2023 for the 2023 Notes

Aggregate Principal Amount:	$350,000,000 of 2018 Notes; and $350,000,000 of 2023 Notes

Price to Public:	99.820% for the 2018 Notes; and 99.635% for the 2023 Notes

Underwriting Discount:	0.600% for the 2018 Notes; and 0.650% for the 2023 Notes

Net Proceeds to Issuer:	$347,270,000 for the 2018 Notes; and $346,447,500 for the 2023 Notes

Spread to Treasury Benchmark:	175 basis points for the 2018 Notes; and 212.5 basis points for the 2023 Notes

Treasury Benchmark:	0.750% due February 28, 2018 for the 2018 Notes; and 2.000% due February 15, 2023 for the 2023 Notes

Treasury Yield:	0.789% for the 2018 Notes; and 1.920% for the 2023 Notes

Coupon:	2.50% for the 2018 Notes; and 4.00% for the 2023 Notes

Yield to Maturity:	2.539% for the 2018 Notes; and 4.045% for the 2023 Notes

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on September 15, 2013

Optional Redemption:	For each series of Notes, in whole at any time or in part from time to time, make-whole redemption at the discount rate of U.S. Treasuries applicable to the series of Notes to be redeemed + 30 basis points for the 2018 Notes; and 35 basis points for the 2023 Notes

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Numbers:	2018 Notes: 04621XAE8 2023 Notes: 04621XAF5

ISIN Numbers:	2018 Notes: US04621XAE85 2023 Notes: US04621XAF50

Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Wells Fargo Securities, LLC KeyBanc Capital Markets Inc. US Bancorp Investments, Inc.

Junior Co-Managers:	BMO Capital Markets Corp. Scotia Capital (USA) Inc. The Williams Capital Group, L.P. Goldman, Sachs & Co. UMB Financial Services, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Managers will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com.

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